UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: November 4, 2010

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 4, 2010, the Compensation Committee of the Board of Directors of National CineMedia, Inc. (the “Company”), with the approval of the Board, approved the following compensation in conjunction with a promotion earlier in the year for Earl B. Weihe, the Company’s Executive Vice President and Chief Operations Officer:

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Increase in base salary to $250,000 per year effective December 1, 2010. Prior to this increase, Mr. Weihe’s base salary was $200,000 per year, which was approved by the Compensation Committee on January 14, 2010.

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Potential for a discretionary bonus of 25% of Mr. Weihe’s base salary (in addition to the provisions of the 2010 National CineMedia, Inc. Performance Bonus Plan, including Mr. Weihe’s 2010 performance bonus potential of 50% of base salary). Payment of a discretionary bonus and any 2010 performance bonus is expected to be considered by the Compensation Committee and if approved will be paid in early March 2011.

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Stock option grant of 60,000 shares. The stock options are scheduled to vest 33.33% each year over the next three years, subject to continuous service. The stock options have a 10-year term and an exercise price of $19.17, the closing price of the Company’s common stock on November 4, 2010, the date of approval of the grants.

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Performance-based restricted stock award of 20,000 shares that will vest if actual cumulative Free Cash Flow equals 100% of the three-year cumulative Free Cash Flow target. The three-year measurement period is January 1, 2010 through the last day of the Company’s 2012 fiscal year. If actual Free Cash Flow exceeds 100% of the Free Cash Flow target, the number of shares will be increased ratably as set forth below for actual Free Cash Flow performance versus the target. As such, Mr. Weihe could receive up to 10,000 additional shares.

The restricted stock award is scheduled to vest based upon achievement of at least 90% of the actual cumulative Free Cash Flow target at the end of the three-year measurement period. The restricted stock award includes the right to receive dividend equivalents, subject to vesting. Below is a summary of how the number of vested shares of restricted stock will be determined based on the level of achievement of actual cumulative Free Cash Flow.

Award Vesting %	Free Cash Flow Target Actual %
100%	100%
50%	90%
None	<90%

If actual cumulative Free Cash Flow is between 90% and 100% of the target, the award will vest proportionately. If actual cumulative Free Cash Flow exceeds 100% of the Free Cash Flow target for the measurement period, Mr. Weihe will receive an additional grant of shares of restricted stock that will vest 60 days following the last day of the measurement period. The number of additional shares of restricted stock will be determined by interpolation, but will not exceed 50% of the number of shares of restricted stock that vest as set forth above up to 110% of the targeted cumulative Free Cash Flow.

Upon vesting of the restricted stock and exercise of the options described above, National CineMedia, LLC will issue common membership units to the Company equal to the number of shares of the Company’s common stock represented by such vested restricted stock and exercised options.

The brief description of the stock option grant and restricted stock award does not purport to be complete and are qualified in their entirety by reference to the agreements, which are attached hereto as Exhibits 10.1 and 10.2.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Form of 2010 Stock Option Agreement. (Incorporated by reference to Exhibit 10.22.2 from the Registrant’s Form 10-K (File No. 001-33296) filed on March 9, 2010.)

10.2	Form of 2010 Restricted Stock Agreement. (Incorporated by reference to Exhibit 10.23.2 from the Registrant’s Form 10-K (File No. 001-33296) filed on March 9, 2010.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: November 29, 2010	By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary

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